Exhibit 99.2

Stratos International
Fourth Quarter Conference Call Script

Barry Hollingsworth
Chief Financial Officer

Thank you and good afternoon everyone.

Welcome to the Stratos International fiscal 2005 fourth quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos.

Before we get started, I want to note that certain matters in this call are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from any future performance suggested. Risk factors include rapid technological change in the communications industry, fluctuations in operating results, and competition. Please refer to the “Safe Harbor” language contained in our press release dated today, June 14, 2005, which was widely disseminated by various wire services and other media.

I want to point out that we will be providing the contents of this call in an 8-K filing with the SEC.

Net revenues for the fourth quarter of fiscal 2005 were $21.5 million, higher than our prior guidance of $18.5 to $20.5 million. This represents a sequential increase of 10% from $19.5 million in the third quarter, and an 8% increase over the prior year. We credit our diversified customer base for enabling this growth.

The largest markets of our Q4 sales were to telecom and enterprise representing 40% of sales, and military, which represented 35% of our sales in the quarter. The remaining 25% of sales came from industrial and other markets.

The optical side of the business contributed $9.6 million of product sales in Q4, a 2% drop compared to Q3, and a 9% increase over the prior year.

RF Microwave sales contributed $11.7 million in Q4, representing a 21% sequential increase from Q3, and an 8% increase over the prior year. The Trompeter and Semflex brands continue to hold a leading position in RF and microwave connectors in the telecom, military and video markets.

On a consolidated basis, income from royalties and license fees was $171,000 in Q4.

Consolidated gross margin was 39.5%, up from 31.4% in Q3, due primarily to higher capacity utilization and product mix.

We did not have any customers accounting for 10% or more of our net sales during Q4.

Our book to bill ratio for Q4 was 1.0. Total sales order backlog as of April 30th was $11.5 million. Total backlog was approximately $10.8 million as of the 5th week of Q1 of our new fiscal year.

Our goal remains to improve operating profits by continuing to reduce operating expenses where prudent.

Operating expenses were down $4.0 million or 26% from a year ago and $4.2 million or 28% from the third quarter of fiscal 2005. Operating expenses excluding restructuring charges and litigation settlements were $9.1 million in Q4 of fiscal 2005. This represented a decrease of $3.1 million or 25% from the same quarter last year and a decrease of $2.0 million, or 18% sequentially from Q3 of fiscal 2005. The decline in operating expenses was due to ongoing cost containment initiatives. Loss from legal settlements in the fourth quarter of fiscal year 2005 was $1.5 million, compared to income of $265,000 in the fourth quarter of fiscal 2004.

Total D&A in Q4 was $3 million.

Our operating loss in Q4 05 was $2.6 million, compared to an operating loss of $9.2 million in Q3, and $9.1 million last year.

Net investment income was $251,000. Dividends paid to preferred shareholders were $88,000. The net loss attributable to common shareholders for the fourth quarter was $2.4 million, compared to a net loss of $8.7 million in Q3, and $7 million in the prior year. Total weighted average shares outstanding were approximately 13.6 million shares – essentially the same as Q3.

Average DSO for trade accounts receivable for Q4 was 54 days. Inventory turns were 3.3.

Going forward, our focus remains on achieving profitability by focusing on operating expenses and growing our revenues.

With that, let me turn it over to Andy Harris.

Andy Harris
Chief Executive Officer

Thanks Barry.

We’re very pleased to have exceeded our own expectations for sales in the quarter.

Our objective is focused on improving our operations and getting this company profitable. We’ve become more disciplined in R&D spending, professional services and other areas of spending. We’ve increased the use of contract manufacturing and partnering arrangements to broaden our product line and achieve cost advantages.

And we’re making good progress. Our loss from operations in the quarter was $2.6 million, but that included legal settlements of $1.5 million and $3.0 million in D&A. When we add back depreciation, amortization and other non-cash items to the operating loss, we achieved our objective of positive EBITDA, which was approximately $500,000 in the fourth quarter.

And that still includes the legal settlement costs of $1.5 million and restructuring charges of $400,000. If we add those amounts back to EBITDA, we get a positive $2.4 million in Q4.

Our balance sheet remains very healthy. We ended the quarter with $31.8 million of cash and short-term investments, which represented a quarterly decline of $1.4 million. This was in a quarter in which we paid out $2 million in cash for restructuring costs.

Capital expenditures totaled $248,000 in the quarter, and $939,000 for the full fiscal year 2005. We expect our cash balance to increase to about $34 million by the end of our first quarter, which is July 31st.

We have no long-term debt and our current ratio is a very healthy 3.7.

As we look forward to our fiscal 2006, we have a number of business building efforts and cost control initiatives in place to help us improve both top and bottom line results.

We’re making very good progress in migrating up the value chain in newer markets such as broadcast/video and military and expanding our product offerings beyond the traditional MSA transceiver business. We are developing stronger relationships with our customers who rely more and more on Stratos for high quality technology, and the expert consultation we provide throughout the design process.

As Barry mentioned, we did not have any customers accounting for 10% or more of our net sales during Q4 – or the year for that matter. But it is worth noting that our largest customer in the quarter and the full year was General

Dynamics – a very important and key strategic customer for us on both the Optical and RF Microwave side of the business.

In fact, 3 out of our top 10 customers in Q4 operate in the military market.

Lockheed Martin is another one. We supply Lockheed with optical flex circuits and cable assemblies for development of the new Joint Strike Fighter (JSF) program for use in the US and in NATO countries. Stratos has worked very closely in the JSF program through the design reviews and changes to improve manufacturability and quality. Participation in the program has opened the door for Stratos at other JSF partners.

In addition to the JSF program, Stratos technology is being incorporated in the next generation of military and commercial aircraft, which rely on sophisticated optical flex circuits and transceivers.

The military market is an important part of our strategy. We like the balance that military brings to our revenue stream.

On the telecom/enterprise side of the business, we have developed an automatic cable mapping system based on RFID technology in our optical products.

For example, in most data centers, the computer rooms and wiring cabinets have patch panels that route the data within the network, through a large number of connections. There is increasing need to be able to identify each connector and to which port it is plugged. Our RFID technology provides continuous monitoring and mapping of all fiber connections in the entire network. We call this intelligent patching.

We had a very positive turnout at the SuperComm trade show last week here in Chicago and we will continue to play an active role in the trade show circuit both on the optical side of the business and in RF Microwave. Our Semflex Microwave group is exhibiting today at the International Microwave Symposium in Long Beach, California. This is an excellent forum to get closer to our microwave customers.

The video market is a small but growing part of our business. We have quickly become a niche leader of advanced technology video transport solutions for broadcasters, post-production facilities, motion picture studios, governmental agencies, and telephony carriers. We design and deliver high quality video components that support evolving demand requirements.

The communications component market in general has undergone major changes over the past few years, but emerging market opportunities are providing additional sources of growth such as residential cable and DSL, fiber-to-the-home, HDTV, military and aerospace.

Q4 came in better than we expected. At present, we expect consolidated first quarter 2006 sales to fall into the $19 to $21.5 million range.

Our team of employees has proven to me to be skilled, hard working, honest and sincerely desire to be part of a successful organization. I want to personally thank our employees for their hard work and contribution to the improvement in our performance.

I am increasingly optimistic about our future prospects at Stratos.

Thank you and now we would like to open it up for your questions.

Moderator: And your first question comes from the line of Ryan Vardeman:

Ryan Vardeman, Gryphon Partners

Hey guys, great quarter. $34 million cash balance by the end of the Q1. Is that exclusive of the sale of the building and/or tax receipts etc.?

Barry Hollingsworth
Yes, that is exclusive of any asset sales and it is also exclusive of the tax recoverable. That’s correct.

Ryan
Thank you. And the D&A (depreciation and amortization) number for this quarter that you used was 3 million?

Barry
Yes, $3 million. It was a little higher than prior quarters due to some other unearned compensation amortization, which is typical in the end of year adjustments.

Ryan
Okay, so that’s I guess why the G&A (general and administrative) number that would have been caught on the G&A number right?

Barry
That’s correct.

Ryan
Okay, so I guess on forward basis, how much could we – I guess maybe a 1/2 million dollars – expect to come out of G&A?

Barry
Ryan, I’m not sure I understand the question.

Ryan
Okay, I guess the G&A from this quarter, how much of that was a one-time or a seasonal aberration, if you will?

Barry
A seasonal aberration due to some — it was probably in the 1/2 million range.

Ryan
Okay. Cap-ex was $248 in the quarter?

Barry
That’s correct.

Ryan
All right, let me see here. I think that’s it. Great quarter.

Ryan
Okay, thanks, Ryan.

Moderator: And your next question comes from the line of Steve Baughman:

Steve Baughman, Parvest Asset Management
Hi guys. Just a couple quick questions. Shares outstanding: In the press release you had common shares outstanding at the end of April 30th was 14.6 million?

Barry
That’s correct.

Steve
So what caused the big increase in shares outstanding in April?

Barry

Okay, for the purposes of calculating the weighted average shares outstanding we did not include the restricted share grants in this company. Because they have an anti-dilutive effect. So that’s the primary difference between the actual shares outstanding number and what you see as the weighted average share outstanding number on the income statement.

Steve
Got it. So once you guys go positive EPS the right number, right share count, is going to be, can you estimate that for me?

Barry
Then the restricted shares would be included in the weighted average calculation.

Steve
Do you have any estimate of what that number would be?

Barry
I don’t have that right in front of me.

Steve
Okay – Just a couple other quick questions. That you mentioned the income taxes before. Do you have any better estimate on when you can see that $4.2 million dollars come back to your balance sheets?

Barry:
Yes, we’ve been a little more aggressive over the past month or so in contacting the IRS and the State tax authorities. And we just heard recently that we can expect maybe half of that within the next 30 days. That was told to us by the IRS just recently.

Steve
And just so I’m clear on your answer to Brian’s questions. The $34 million is exclusive of that?

Barry
Right.

Steve
So you do get the half back?

Barry
That’s correct.

Steve
So you’re looking more at $36 million.

Barry
And again, I can’t guarantee when to expect this.

Steve
I understand completely.

Steve:
And finally the gross margin obviously was up significantly sequentially. Was there any one time, sort of benefits there, did you guys sell any zero cost inventory?

Barry:
No, I would say the main reason for that would be mainly capacity utilization and product mix.

Andy

I think one of the drivers there is the mix of business and our revenues are higher revenue businesses in the RF microwave and their sequential increase was relatively high and that averaged the total up significantly in the quarter so but the margins generated were purely due to operations.

Steve
That’s great news. The progress has been impressive. Thanks very much.

Moderator: Again I’d like to remind everyone if you’d like to ask a question, please press “star” and the number 1 on the telephone keypad at this time.

Moderator: And you have a follow-up question from the line of Ryan Vardeman.

Ryan
Looking at the other current assets, that was $5.4 million dollars roughly, what does that consist of?

Barry
That’s a receivable that we expect to be getting very soon now.

Ryan
And that’s from a judgment?

Barry
That’s from a judgment. That’s correct.

Ryan
Okay.

Barry:
I’m sorry, I stand corrected — it’s a license fee receivable.

Ryan
And then $1.5 million of the settlement costs: What settlement does that relate to?

Barry
We have a variety of settlements and part of it was that we have a new management team in place and one of the things that we wanted to do was to help clean up our balance sheet and operations and get some of these pending litigation issues behind us so we can concentrate on managing this business. So we had several relatively large settlements that we did recently.

Andy
A combination of all of the settlements wound up being $1.5 million.

Ryan
Okay, so at this time then most – if not all of the legal problems, if you will – are behind you?

Barry
Yes, and that’s the reason we did this – to get this behind us and concentrate on our operations.

Andy
In our ongoing effort to focus all of our attention on growing and developing the business, we’re trying to eliminate the distraction of the litigation process that we’ve been in and this virtually wraps it up.

Ryan
That’s great. And the $34 million dollar cash balance at the end of Q1 that you are estimating, that is exclusive of any of the license fees received as well, right?

Barry
Yes

Ryan
It seems like it’s a couple of million dollars in cash flow generated from operations?

Barry:
That’s our expectation.

Ryan
Okay, very good, thank you.

Barry:
Okay thanks.

Moderator:
There are no further questions at this time. Sir.

Barry:
Okay, I’d like to thank you, everybody. You can contact me or you can contact Jim Tournier, our Director of Investor Relations. Thank you very much.

Moderator:
Ladies and gentlemen, this does conclude today’s program. You may now disconnect.